EXHIBIT 99.1 Another step on the path to success

EXHIBIT 99.1

First Financial Bancorp Reports First Quarter 2010 Financial Results

▪First quarter 2010 net income available to common shareholders of $9.7 million, or $0.17 per diluted common share
▪Strong earnings contribution from recent acquisitions
▪Successful completion of common equity offering, receiving over $91 million in net proceeds, and subsequent full redemption of $80 million of CPP preferred shares
▪Capital ratios improved with tangible common equity to tangible assets of 9.73% and total risk-based capital of 19.19%
▪Solid growth in strategic core deposit balances
▪Completion of Irwin integration which included significant integration costs

Cincinnati, Ohio – April 29, 2010 – First Financial Bancorp (Nasdaq: FFBC) (“First Financial” or the “Company”) announced today financial and operational results for the first quarter of 2010.

First quarter 2010 net income was $11.6 million, net income available to common shareholders was $9.7 million and earnings per diluted common share were $0.17.  This compares with fourth quarter 2009 net income of $13.8 million, net income available to common shareholders of $12.8 million and earnings per diluted common share of $0.25 and first quarter 2009 net income of $5.7 million, net income available to common shareholders of $5.2 million and earnings per diluted common share of $0.14.

When compared to first quarter 2009, first quarter 2010 results were impacted by a number of acquisition-related items.  During the third quarter of 2009, through FDIC-assisted transactions, First Financial assumed the banking operations of Peoples Community Bank (“Peoples”), Irwin Union Bank and Trust Company and Irwin Union Bank, F.S.B. (collectively, “Irwin”).

As a result of the acquisitions, the Company’s business and operating markets expanded significantly.  To assist readers in understanding the financial and strategic impact of the acquisitions, the combined operations of First Financial’s legacy and acquired businesses will be discussed in three categories: “Legacy-Strategic”, “Acquired-Strategic” and “Acquired-Non-Strategic”.  Additional disclosures have been added in a separate section of the earnings release that segregate the effect acquisition-related items have on certain reported income statement and balance sheet amounts, “Section II – Supplemental Information on Covered Assets and Acquisition-Related Items”.  Definitions of the business categories and other financial items related to the acquisitions can be found below in “Guidance”.

Claude Davis, President and Chief Executive Officer, commented, “Overall, we are pleased with the operating results for the first quarter.  We continued to focus on integrating our recent acquisitions and preserving the client relationships from the transactions, and are satisfied with the progress we achieved in the first quarter.

“Our solid operating results, strong balance sheet and core deposit retention and growth reflect the quality of our franchise.  Capital and liquidity remain strong, allowing us to continue investing in our business.”

SUMMARY OF FIRST QUARTER 2010 RESULTS

Guidance
In a manner consistent with the Company’s guidance provided in the fourth quarter 2009, earnings for the first quarter 2010 were approximately $0.33 per diluted common share when adjusted for items similar to the fourth quarter 2009, which include no adjustments to net interest income, a $2.3 million reduction in noninterest income and a $14 million reduction in noninterest expense.  These items include expenses associated with transition, support of non-strategic locations and other items not expected to recur, offset only by gains associated with sales of covered loans.  This estimate also includes the $0.02 per diluted common share impact of a higher share count relative to the fourth quarter 2009.

In future periods, First Financial will simply disclose the components of its earnings and any significant changes to the performance expectations of each component.  The Company believes this approach will provide a greater level of transparency and a better foundation from which readers may form their opinions of future performance.

In an effort to simplify and clarify the financial performance of First Financial, a number of significant drivers are noted separately throughout this release and will address the nature, timing and expected recurrence of each item. Available on the Company’s website at www.bankatfirst.com is a presentation on providing supplemental information regarding corrected assets and acquisition-related items.

Glossary of Terms
To assist readers in understanding the Company’s financial results and the effect of the acquisitions on reported amounts, the following terms are used throughout this release to refer to specific acquisition-related items.  The first three define the business components referred to above and the remaining items define specific covered loan terminology.

Legacy-strategic – Elements of the business that existed prior to the acquisitions and will continue to be supported.

Acquired-strategic – Elements of the business that the Company intends to retain and will continue to support and build.  Legacy-strategic and acquired-strategic are collectively referred to as “strategic.”

Acquired-non-strategic – Elements of the business that the Company intends to exit but will continue to support to obtain maximum economic value.  No growth or replacement is expected.

Rate-based valuation mark – Represents the carrying value discount required to establish the appropriate effective yield for covered loans.

Credit-based valuation mark – The valuation adjustment applied to covered loans related to credit loss assumptions.

Accelerated discount on prepayment and dispositions – The acceleration of the unrealized rate-based valuation mark plus any recognition of the credit-based valuation mark.

UPB – Unpaid principal balance

Carrying value – The unpaid principal balance of a covered loan less any rate- or credit-based valuation mark.

For information on First Financial’s comparable financial results, please refer to the discussions that follow detailing revenue and expense fluctuations.

DETAILS OF RESULTS
Unless otherwise noted, all amounts discussed in this earnings release are pre-tax except net income and per-share data which are presented after-tax. Percentage changes are not annualized unless specifically noted. In some instances, financial data may not add up due to rounding.

SECTION I – RESULTS OF OPERATIONS

NET INTEREST INCOME
Net interest income on a fully tax-equivalent basis for the first quarter 2010 was $72.2 million as compared to $73.5 million for the fourth quarter 2009 and an increase of $40.9 million, or 130.8%, as compared to the comparable year-over-year period.  In addition to higher levels of interest earning assets and interest bearing liabilities resulting from the 2009 acquisitions, the year-over-year increase was also impacted by the significant increase in the net interest margin (see further discussion below).  The linked quarter decline resulted from the lower level of interest-earning assets.

Included in net interest income for both the first quarter 2010 and fourth quarter 2009 were the results of operations classified by the Company as acquired-non-strategic.  These amounts totaled $10.9 million and $16.8 million during those periods, respectively.  See additional discussion below in Section II.

NET INTEREST MARGIN
Net interest margin was 4.87% for the first quarter 2010 as compared to 4.63% for the fourth quarter 2009 and 3.61% for the first quarter 2009.  The increase of 126 basis points over the comparable year-over-year period was primarily attributable to the higher yield on covered loans, improved pricing in new loan originations, lower funding costs of deposits as a result of repricing acquired CDs and disciplined pricing strategies, and an overall decrease in earning assets.

NONINTEREST INCOME
The following table presents noninterest income for the three months ended March 31, 2010, December 31, 2009 and March 31, 2009 highlighting the estimated impact of covered loan activity and other transition items on the Company’s reported balance.

Table I
	For the Three Months Ended
	March 31,	December 31,
(Dollars in thousands)	2010	2009

Total noninterest income	$19,368	$24,149

Accelerated discount on loan prepayments and dispositions [1]
Rate-based valuation mark - loan sales	1,631	2,298
Rate-based valuation mark - prepayments	2,706	3,083
Credit-based valuation mark - loan sales [2]	295	621
Credit-based valuation mark - prepayments [2]	1,465	2,213
Total accelerated discount	6,098	8,215
Other acquired-non-strategic income	80	1,839
Transition-related items	366	(388)
Total	$12,824	$14,483

Noninterest income consistent with guidance [3]	$17,076	21,618

[1] See Section II for additional information
[2] Net of the corresponding valuation adjustment on the FDIC indemnification asset
[3] Excludes the accelerated discount on loan sales and other acquired-non-strategic income

During both the first quarter 2010 and fourth quarter 2009, covered loan activity positively impacted noninterest income.  This activity is discussed in more detail below in Section II.  Excluding the impact of all accelerated discounts and other transition items, estimated noninterest income earned in the first quarter 2010 was $12.8 million as compared to $14.5 million in the fourth quarter 2009 and $11.5 million in the first quarter 2009.  The decrease from the linked quarter was attributable to lower service charges on deposit accounts, loan service fees, gains on sales of mortgage loans and approximately $1.7 million of acquired-non-strategic income that should have been noted in the fourth quarter and is not expected to recur.  On the same basis, the increase in the comparable year-over-year quarter of $913,000 was driven primarily by higher service charges on deposit accounts resulting from an increase in transaction-based deposits, increased bankcard income and higher trust and wealth management fees, offset partially by lower gains on sales of mortgage loans.

NONINTEREST EXPENSE
The following table presents noninterest expense for the three months ended March 31, 2010, December 31, 2009 and March 31, 2009 including the estimated effect of acquired-non-strategic operations, acquisition-related costs and other transition items.

Table II
	For the Three Months Ended
	March 31,	December 31,
(Dollars in thousands)	2010	2009

Total noninterest expense	$62,154	$61,607

Proportionate share of losses in excess of credit-based
valuation mark [1,2]	1,892	763
Acquired-non-strategic operating expenses [1]	2,201	1,303
Acquisition-related costs [1]	2,629	3,703
Transition-related items [1]	6,263	6,625
Other items not expected to recur	1,019	1,599
FDIC indemnification support	605	387
Total	$47,545	$47,227

Noninterest expense consistent with guidance [3]	$48,150	$47,614

[1] See Section II for additional information
[2] Represents 20% of total recognized, unanticipated losses on covered loans
[3] Excludes all items noted above except FDIC indemnification support

First quarter 2010 noninterest expense continued to be affected by acquisition-related costs as well as other transition-related items and costs related to the Company’s acquired-non-strategic operations.  After adjusting for these items, estimated noninterest expense was essentially unchanged, totaling $47.5 million for the first quarter 2010.  Compared to the year-over-year quarter, estimated noninterest expense increased $18.6, primarily driven by higher salaries and employment benefits and occupancy costs resulting from the 2009 acquisitions.

INCOME TAXES
For the first quarter 2010, income tax expense was $6.3 million, resulting in an effective tax rate of 35.0%, compared with income tax expense of $7.1 million and an effective tax rate of 34.0% during the fourth quarter 2009 and $3.0 million and an effective tax rate of 34.6% during the comparable year-over-year period.

CREDIT QUALITY – EXCLUDING COVERED ASSETS
The following table presents certain credit quality metrics for the trailing five quarter period as of March 31, 2010.

Table III
	As of or for the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2010	2009	2009	2009	2009

Total nonperforming loans	$74,453	$77,782	$63,608	$37,790	$24,892
Total nonperforming assets	$92,540	$81,927	$67,909	$42,956	$28,405

Nonperforming assets as a % of:
Period-end loans plus OREO	3.27%	2.83%	2.36%	1.48%	1.04%
Total assets	1.41%	1.23%	0.94%	1.14%	0.75%

Nonperforming loans as a % of total loans	2.64%	2.69%	2.21%	1.31%	0.91%

Provision for loan & lease losses	$11,378	$14,812	$26,655	$10,358	$4,259

Allowance for loan & lease losses	$56,642	$59,311	$55,770	$38,649	$36,437

Allowance for loan & lease losses as a % of:
Period-end loans	2.01%	2.05%	1.94%	1.34%	1.33%
Nonaccrual loans	84.7%	82.8%	92.2%	102.8%	147.6%
Nonperforming loans	76.1%	76.3%	87.7%	102.3%	146.4%

Total net charge-offs	$14,047	$11,271	$9,534	$8,146	$3,695
Annualized net-charge-offs as a % of average
loans & leases	2.00%	1.53%	1.31%	1.19%	0.55%

Net Charge-offs
First quarter 2010 net charge-offs were $14.0 million, or 2.00% of average loans and leases, compared with $11.3 million, or 1.53%, for the linked quarter and $3.7 million, or 0.55%, for the comparable year-over-year quarter.  While the Company experienced improvement in its construction portfolio metrics, continued stress in the commercial and commercial real estate portfolios resulted in the overall increase in net charge-offs.  Specifically, alleged fraudulent activity by one borrower to whom both commercial and commercial real estate credit was extended, totaling $8.8 million in the aggregate and disclosed in the fourth quarter 2009, was charged off during the first quarter 2010, representing 125 basis points of average loans and leases.  The majority of this amount was previously reserved for in the fourth quarter 2009.  Excluding this activity, net charge-offs during the quarter totaled $5.2 million, or 75 basis points of average loans and leases.

Nonperforming Assets
Nonperforming loans totaled $74.5 million and nonperforming assets totaled $92.5 million as of March 31, 2010 compared with $77.8 million and $81.9 million, respectively, for the linked quarter and $24.9 million and $28.4 million, respectively, for the comparable year-over-year quarter.  Nonperforming loans related to the commercial and commercial real estate portfolios increased $13.7 million in the aggregate for the quarter, offset by a reduction of $17.9 million in nonperforming construction loans.  One relationship with multiple commercial land development loans, totaling $13.6 million in the aggregate and all previously classified as nonperforming, was transferred to OREO as First Financial took possession of the underlying properties.

Delinquent Loans
Loans 30-to-89 days past due totaled $22.6 million, or 0.80% of period end loans, as of March 31, 2010.  This compares to $19.1 million, or 0.66%, as of December 31, 2009 and $20.4 million, or 0.75%, as of March 31, 2009.  Similar to activity in nonperforming loans, the increase was attributable to commercial and commercial real estate credits, offset by declines in construction, home equity and credit card loans.

Provision for Loan & Lease Losses
First quarter 2010 provision expense was $11.4 million as compared to $14.8 million during the linked quarter and $4.3 million during the comparable year-over-year quarter.  As a percentage of net charge-offs, first quarter 2010 provision expense equaled 81.0% compared to 131.4% during the fourth quarter 2009 and 115.3% during the first quarter 2009.  Excluding the alleged fraudulent activity discussed above, first quarter 2010 provision expense equaled 217.0% of net charge-offs.

Allowance for Loan & Lease Losses
As of the end of the first quarter, the allowance for loan and lease losses decreased to $56.6 million from $59.3 million as of December 31, 2009 and was $36.4 million as of March 31, 2009.  As a percentage of period-end loans, the allowance for loan and lease losses totaled 2.01% as of March 31, 2010 as compared to 2.05% as of December 31, 2009 and 1.33% as of March 31, 2009.  The allowance for loan and lease losses as of March 31, 2010 preserves a coverage level relative to total loans and nonperforming loans that reflects management’s estimate of credit risk inherent in the Company’s portfolio.

Covered Assets / Loss Share Agreements
In connection with the FDIC-assisted transactions, the Company has loss sharing arrangements with the FDIC.  Under the terms of these agreements, the FDIC will reimburse the Company for losses with respect to certain loans (“covered loans”) and other real estate owned (“OREO”) (collectively, “covered assets”).

LOANS (EXCLUDING COVERED LOANS)
The following table presents the loan portfolio, not including covered loans, as of March 31, 2010, December 31, 2009 and March 31, 2009.

Table IV
	As of
	March 31, 2010		December 31, 2009		March 31, 2009
		Percent		Percent		Percent
(Dollars in thousands)	Balance	of Total	Balance	of Total	Balance	of Total

Commercial	$763,084	27.1%	$798,622	27.6%	$850,111	31.1%

Real estate - construction	216,289	7.7%	253,223	8.8%	251,115	9.2%

Real estate - commercial	1,091,830	38.8%	1,079,628	37.3%	859,303	31.4%

Real estate - residential	306,769	10.9%	321,047	11.1%	360,013	13.2%

Installment	78,682	2.8%	82,989	2.9%	91,767	3.4%

Home equity	330,973	11.8%	328,940	11.4%	298,000	10.9%

Credit card	27,960	1.0%	29,027	1.0%	26,191	1.0%

Lease financing	15	0.0%	14	0.0%	45	0.0%

Total	$2,815,602	100.0%	$2,893,490	100.0%	$2,736,545	100.0%

Loans, excluding covered loans, totaled $2.82 billion at the end of the first quarter, a decrease of $77.9 million, or 2.7%, over the balance of $2.89 billion as of December 31, 2009 and an increase of $79.1 million, or 2.9%, over the amount of $2.74 billion as of March 31, 2009.  As compared to the linked quarter, the composition of the loan portfolio remained essentially the same with the majority of the decrease occurring in the commercial and construction portfolios as loan demand remained sluggish in the Company’s strategic operating markets.

INVESTMENTS
The following table presents a summary of the total investment portfolio at March 31, 2010.

Table V
	As of March 31, 2010
	Book	Percent of	Book	Book	Market	Gain/
(Dollars in thousands)	Value	Total	Yield	Price	Value	(Loss)

UST notes & agencies	$24,423	4.6%	3.74	99.78	102.46	$643
CMOs (agency)	52,557	9.8%	4.61	100.46	104.68	2,115
CMOs (private)	58	0.0%	0.94	100.00	100.07	0
MBSs (agency)	340,667	63.6%	4.61	100.93	105.35	14,303
	417,705	78.0%	4.56	100.80	105.09	17,061

Municipal	20,889	3.9%	7.19	99.07	101.34	474
Other [1]	96,857	18.1%	3.44	101.75	102.38	596
	117,746	22.0%	4.10	101.28	102.19	1,070

Total investment portfolio	$535,451	100.0%	4.46	100.91	104.44	$18,131

		Net Unrealized Gain/(Loss)				$18,131
		Aggregate Gains				18,451
		Aggregate Losses				(320)
		Net Unrealized Gain/(Loss) % of Book Value				3.39%

1 Other includes $87 million of regulatory stock
Investment securities totaled $535.5 million as of March 31, 2010 as compared to $579.1 million as of December 31, 2009 and $765.6 million as of March 31, 2009.  The decrease relative to the comparable periods was due to net securities paydowns and maturities, the majority of which were agency mortgage-backed securities.  Further impacting the year-over-year comparison was the sale of $149.4 million of securities, the proceeds of which were used to fund the purchase of $145.1 million of performing loans from Irwin in the second quarter 2009.   While loan demand remains muted, the Company intends on redeploying its excess liquidity to purchase investments as market conditions permit.  Future purchases will be made utilizing the same discipline and portfolio management philosophy applied in the past, including avoidance of credit risk and geographic concentration risk within mortgage-backed securities, while also balancing the Company’s overall asset / liability management objectives.  During the second quarter 2010, the Company began to redeploy its excess liquidity, purchasing $100 million of FNMA agency securities in accordance with these guidelines.

DEPOSITS
The following table presents a roll-forward of deposit activity during the first quarter 2010, including activity related to deposits acquired through the FDIC-assisted transactions.

Table VI
	Deposit Activity - First Quarter 2010
	Balance as of		Acquired-	Balance as of
	December 31,	Strategic	Non-Strategic	March 31,
(Dollars in thousands)	2009	Portfolio	Portfolio	2010

Transaction and savings accounts	$3,121,140	$63,414	$(96,551)	$3,088,003

Time deposits	1,864,215	(17,207)	(38,882)	1,808,126

Brokered deposits	365,285	10,213	(47,941)	327,557
Total deposits	$5,350,640	$56,420	$(183,374)	$5,223,686

Overall, deposit retention from the acquisitions continues to exceed management’s expectations.

BORROWED FUNDS
The following table presents a roll-forward of activity related to short- and long-term borrowings during the first quarter 2010.

Table VII
	Borrowed Funds Activity - First Quarter 2010
	Balance as of			Balance as of
	December 31,			March 31,
(Dollars in thousands)	2009	Additions	Maturities	2010

Short-term borrowings:
Federal funds purchased and securities
sold under agreements to repurchase	$37,430	$1,013	$-	$38,443

Long-term borrowings:
Federal Home Loan Bank advances [1]	339,716	-	(10,312)	329,404
Securities sold under agreements to
repurchase	65,000	-	-	65,000
Other	20,620	-	-	20,620
Total long-term borrowings	425,336	-	(10,312)	415,024
Total borrowings	$462,766	$1,013	$(10,312)	$453,467

1 Includes market value adjustment

Borrowed funds as of March 31, 2010 totaled $453.5 million, representing a decrease of $9.3 million, or 2.0%, from $462.8 million as of December 31, 2009.  This decrease was primarily due to maturities of long-term Federal Home Loan Bank advances.  As compared to the similar year-over-year period, borrowed funds declined $66.5 million, or 12.8%, from $520.0 million as of March 31, 2009.   The year-over-year comparison was impacted by long-term borrowings assumed as a result of the FDIC-assisted transactions that were offset by significant maturities of primarily short- and long-term Federal Home Loan Bank advances and other short-term borrowings.  Other than the Federal Home Loan Bank long-term debt acquired in the Peoples and Irwin transactions in the third quarter of 2009, First Financial has not increased long-term borrowings since the third quarter of 2008.

As of March 31, 2010, in addition to liquidity on hand, the Company had available and unused overnight wholesale funding of approximately $2.3 billion to fund any significant deposit runoff that may occur as a result of exiting acquired-non-strategic markets.

CAPITAL MANAGEMENT
The following table presents First Financial’s preliminary regulatory and other capital ratios as of March 31, 2010, December 31, 2009 and March 31, 2009.

Table VIII
	As of
	March 31,	December 31,	March 31,	"Well-Capitalized"
	2010	2009	2009	Minimum

Leverage Ratio	10.10%	9.57%	9.51%	5.00%

Tier 1 Capital Ratio	17.93%	16.74%	12.16%	6.00%

Total Risk-Based Capital Ratio	19.19%	17.99%	13.39%	10.00%

Ending tangible shareholders' equity
to ending tangible assets	9.73%	9.30%	8.60%	N/A

Ending tangible common shareholders'
equity to ending tangible assets	9.73%	8.10%	6.54%	N/A

During February 2010, First Financial successfully completed a follow-on equity offering issuing 6,372,117 common shares at a price of $15.14 per share subsequent to the underwriters’ exercising their over-allotment option in full.  This amount per share represented no discount to the market value on the day of pricing.  After deducting underwriting and other offering costs, the Company received net proceeds of $91.2 million.  Following the offering, First Financial used most of the net proceeds to redeem all of the $80 million in senior preferred shares issued to the U.S. Treasury in December 2008 under its Capital Purchase Program (“CPP”), a component of the Troubled Asset Relief Program (“TARP”).  As shown in the table above, subsequent to the equity offering and redemption of the preferred shares, the Company experienced an increase in its already strong regulatory and capital ratios, continuing to remain among industry leaders.

The computation of earnings per diluted common share for the first quarter 2010 includes the impact of a one-time deemed dividend of $765,000, or $0.01 per common share, representing the unaccreted CPP preferred stock discount remaining as of the redemption date.  When combined with the cash dividend of $1.1 million paid during the first quarter 2010, the total effect on net income available to common shareholders’ was $1.9 million, or $0.03 per diluted common share, compared to dividends paid during the fourth quarter 2009 of $1.0 million, or $0.02 per diluted common share and the first quarter 2009 of $578,000, or $0.02 per diluted common share.  The per share calculations reflect the increase in average diluted common shares outstanding as a result of the offering.

A warrant issued in connection with the preferred shares continues to be held by the U.S. Treasury.  The warrant enables the holder to purchase up to 465,117 shares of the Company’s common stock at an exercise price of $12.90 per share.  The Company has previously announced its intent not to repurchase the warrant, which expires on December 23, 2018.  During April 2010, the U.S. Treasury announced its intent to sell the warrant in a public offering to be executed using a modified Dutch auction methodology.  If the warrant sale is consummated in full, the U.S. Treasury would no longer hold any securities issued by First Financial.

ACQUISITIONS
Subsequent Events
The Irwin and Peoples acquisitions were considered business combinations and accounted for under FASB Codification Topic 805: Business Combinations (“Topic 805”), FASB Codification Topic 820: Fair Value Measurements and FASB Codification Topic 310-30: Loans and Debt Securities Acquired with Deteriorated Credit Quality. All acquired assets and liabilities were recorded at their estimated fair values as of the date of acquisition and identifiable intangible assets were recorded at their estimated fair value.

Estimated fair values are considered preliminary and, in accordance with Topic 805, are subject to change up to one year after the acquisition date.  This allows for adjustments to the initial purchase entries if additional information relative to closing date fair values becomes available.  Adjustments to acquisition date estimated fair values are recorded in the period in which the acquisition occurred and, as a result, previously reported results are subject to change.

Certain reclassifications of prior periods’ amounts may also be made to conform to the current period’s presentation and would have no effect on previously reported net income amounts.

Integration
During the first quarter 2010, the Company successfully completed the technology conversion and operational integration of Irwin.  In total, 27 Irwin banking centers were acquired in the FDIC transaction including ten locations in the western part of the United States that are considered to be acquired-non-strategic.  In late December 2009, the Company closed the St. Louis, MO location and during the first quarter 2010 seven additional branches were closed.  In the aggregate, the two remaining western locations had $143.5 million in unpaid principal balances on loans and $123.0 million in deposits as of March 31, 2010.

During the fourth quarter 2009, First Financial successfully completed the technology conversion and operational integration of Peoples.  The Company did not acquire the 19 banking properties associated with Peoples and their contents on the acquisition date, but held a purchase option from the FDIC for each location.  During the first quarter 2010, First Financial exercised the option to purchase 17 locations, including all associated furniture and equipment, at their fair market values; however, a settlement date with the FDIC for the exercise of the purchase option has not yet been determined.

While the technology and operational integration of Irwin and Peoples is complete, there may be additional integration-related costs incurred throughout the year.

SECTION II – SUPPLEMENTAL INFORMATION ON COVERED ASSETS AND ACQUISITION-RELATED ITEMS

Due to the FDIC-assisted transactions and other acquisitions occurring during 2009, the size of First Financial’s business expanded significantly. To assist in analyzing the effect of these transactions on the financial results, supplemental information that segregates the estimated impact on pre-tax earnings of certain acquisition-related items and provides additional detail on the covered loan portfolio follows.

SUMMARY OF SIGNIFICANT ACQUISITION-RELATED ITEMS
The following table illustrates the estimated effect certain acquisition-related items had on the results of operations for the three months ended March 31, 2010 and December 31, 2009.

Table IX
	For the Three Months Ended
	March 31,	December 31,
(Dollars in thousands)	2010	2009

Income effect:

Accelerated discount on loan prepayments and dispositions: [1]
Rate-based valuation mark - loan sales	$1,631	$2,298
Rate-based valuation mark - prepayments	2,706	3,083
Credit-based valuation mark - loan sales [2]	295	621
Credit-based valuation mark - prepayments [2]	1,465	2,213
Acquired-non-strategic net interest income	10,854	16,832
Service charges on deposit accounts related to
acquired-non-strategic operations	230	258
Other income related to acquired-non-strategic operations	150	1,581
Income related to the accelerated discount on loan prepayments
and dispositions and acquired-non-strategic operations	17,032	26,886
Expense effect:
Acquired-non-strategic operating expenses: [3]
Salaries and employee benefits	122	27
Occupancy	1,415	560
Other	664	716
Total acquired-non-strategic operating expenses	2,201	1,303
FDIC indemnification support	605	387
Acquisition-related costs:
Integration-related costs	999	2,580
Professional services fees	1,457	1,123
Other	172	-
Total acquisition-related costs	2,629	3,703
Transition-related items:
Salaries and benefits	4,776	5,474
Occupancy	910	1,307
Other	577	(156)
Total transition-related items	6,263	6,625

Proportionate share of losses in excess of credit-based
valuation mark [4]	1,892	763
Total expense effect	13,590	12,781
Total estimated effect on pre-tax earnings	$3,442	$14,105

1  Included in noninterest income
2  Net of the corresponding valuation adjustment on the FDIC indemnification asset
3  Included in noninterest expense
4  Represents 20% of total recognized, unanticipated losses on covered loans included in other noninterest expense

When unpaid covered loan principal balances decrease faster than expected, which could occur either through a loan sale, any prepayment by the borrower, either in full or in part, or is charged off, etc., the remaining or pro rata carrying value of the rate-based valuation mark is recognized as noninterest income.  The carrying value of the credit-based valuation mark also impacts noninterest income as well as noninterest expense.  When covered loan balances paydown early, again through either a loan sale or prepayments by the borrower, and credit experience is better than originally estimated, the remaining carrying value is recognized as noninterest income, net of a corresponding valuation adjustment on the FDIC indemnification asset.  However, when losses are incurred on covered loans that exceed the initial estimate, the Company will recognize noninterest expense representing its proportional share of the unanticipated losses.

During the first quarter 2010, First Financial sold $21.2 million of acquired-non-strategic western market covered loans at 100% of their UPB, resulting in the acceleration of income of which $1.6 million pertained to the rate-based valuation mark and $295,000 pertained to the credit-based valuation mark.  During the fourth quarter 2009, the Company sold $43.0 million of acquired-non-strategic western market covered loans at 100% of their UPB, resulting in $2.3 million of income related to the rate-based valuation mark and $621,000 related to the credit-based valuation mark.

COVERED ASSETS & LOSS SHARE AGREEMENTS
As of March 31, 2010, 39.4% of the Company’s total loans were covered loans.  As required under the loss-share arrangements, First Financial has filed monthly certifications with the FDIC on single-family residential loans and quarterly certifications on all other loans.  To date, all certifications have been filed in a timely manner and without significant issues.

COVERED LOAN PORTFOLIO
The following table presents estimated activity in the covered loan portfolio by loan type during the first quarter 2010.

Table X
	Covered Loan Activity - First Quarter 2010
		Reduction in Balance Due to:
					Charge-Offs
	December 31,				in Excess of	March 31,
(Dollars in thousands)	2009	Loan Sales	Prepayments [1]	Contractual [2]	Valuation Mark [3]	2010

Commercial	$509,727	$7,286	$25,394	$12,850	$3,421	$460,776

Real estate - construction	86,810	-	1,287	4,100	2,304	79,119

Real estate - commercial	1,012,173	13,889	18,279	326	795	978,884

Real estate - residential	291,210	-	5,568	1,197	-	284,445

Installment	9,979	-	385	1,729	400	7,465

Other covered loans	19,650	-	31	2,149	-	17,470

Total covered loans	$1,929,549	$21,174	$50,945	$22,351	$6,920	$1,828,158

1 Includes complete paid in full balances only
2 Includes partial paydowns and accretion of the rate-based valuation mark
3 Indemnified at 80% from the FDIC

During the first quarter 2010, the total balance of covered loans decreased $101.4 million, or 5.3%, as compared to the previous quarter.  Of this decrease, $21.2 million, or 1.1%, was attributable to sales of acquired-non-strategic loans, $50.9 million, or 2.6%, resulted from prepayments, and $22.4 million, or 1.2%, related to repayments in accordance with contractual obligations.  The remaining 36 bps of the decrease related to credit losses in excess of the credit-based valuation mark.  Credit experience to date related to covered loans is nominally better than the Company’s expectations.

Teleconference /  Webcast Information
First Financial’s senior management will host a conference call to discuss the Company’s financial and operating results on Friday, April 30, 2010 at 9:00 a.m.  Members of the public who would like to listen to the conference call should dial (800) 860-2442 (U.S. toll free), (866) 605-3852 (Canada toll free) or +1 (412) 317-0088 (International) (no passcode required).  The number should be dialed five to ten minutes prior to the start of the conference call.  The conference call will also be accessible as an audio webcast via the Investor Relations section of the Company’s website at www.bankatfirst.com/investor.  A replay of the conference call will be available beginning one hour after the completion of the live call through May 15, 2010 at (877) 344-7529 (U.S. toll free) and +1 (412) 317-0088 (International); conference number 440026.  The webcast will be archived on the Investor Relations section of the Company’s website through April 30, 2011.

Press Release and Additional Information on Website
This press release as well as a presentation providing supplemental information is available to the public through the Investor Relations section of First Financial’s website at www.bankatfirst.com/investor.

Forward-Looking Statement
This news release should be read in conjunction with the consolidated financial statements, notes and tables in First Financial Bancorp’s most recent Annual Report on Form 10-K for the year ended December 31, 2009. Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: management’s ability to effectively execute its business plan; the risk that the strength of the United States economy in general and the strength of the local economies in which we conduct operations may continue to deteriorate resulting in, among other things, a further deterioration in credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio, allowance for loan and lease losses and overall financial performance; the ability of financial institutions to access sources of liquidity at a reasonable cost; the impact of recent upheaval in the financial markets and the effectiveness of domestic and international governmental actions taken in response, such as the U.S. Treasury’s Troubled Asset Relief Program and the Federal Deposit Insurance Corporation’s (“FDIC”) Temporary Liquidity Guarantee Program, and the effect of such governmental actions on us, our competitors and counterparties, financial markets generally and availability of credit specifically, and the U.S. and international economies, including potentially higher FDIC premiums arising from participation in the Temporary Liquidity Guarantee Program or from increased payments from FDIC insurance funds as a result of depositary institution failures; the effects of and changes in policies and laws of regulatory agencies, inflation and interest rates; technology changes; mergers and acquisitions, including costs or difficulties related to the integration of acquired companies, including our ability to successfully integrate the branches of Peoples Community Bank, Irwin Union Bank and Trust Company and Irwin Union Bank, F.S.B., which were acquired out of FDIC receivership, and the risk that exploring merger and acquisition opportunities may detract from management’s time and ability to successfully manage our company; expected cost savings in connection with the consolidation of recent acquisitions may not be fully realized or realized within the expected time frames, and deposit attrition, customer loss and revenue loss following completed acquisitions may be greater than expected; our ability to increase market share and control expenses; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and the SEC; adverse changes in the securities and debt markets; our success in recruiting and retaining the necessary personnel to support business growth and expansion and maintain sufficient expertise to support increasingly complex products and services; monetary and fiscal policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the U.S. government and other governmental initiatives affecting the financial services industry; our ability to manage loan delinquency and charge-off rates and changes in estimation of the adequacy of the allowance for loan losses; the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; and our success at managing the risks involved in the foregoing. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2009 Form 10-K and other public documents filed with the Securities and Exchange Commission (“SEC”). These documents are available at no cost within the investor relations section of First Financial’s website at www.bankatfirst.com/investor and on the SEC's website at www.sec.gov.  Additional information will also be set forth in our quarterly report on Form 10-Q for the quarter ended March 31, 2010, which will be filed with the SEC no later than May 10, 2010.

About First Financial Bancorp
First Financial Bancorp is a Cincinnati, Ohio based bank holding company.  As of March 31, 2010, the Company had $6.6 billion in assets, $4.6 billion in loans, $5.2 billion in deposits and $693 million in shareholders’ equity.  The Company’s subsidiary, First Financial Bank, N.A., founded in 1863, provides banking and financial services products through its three lines of business: Commercial, Retail and Wealth Resource Group.  The Commercial and Retail units provide traditional banking services to business and consumer clients and the Wealth Resource Group provides financial planning, investment management, trust & estate, brokerage, insurance and retirement plan services and had approximately $2.3 billion in assets under management as of March 31, 2010.  The Company’s strategic operating markets are located in Ohio, Indiana, Kentucky and Michigan where it operates 115 banking centers across 75 communities.  Additional information about the Company, including its products, services and banking locations is available at www.bankatfirst.com.

Contact Information
Investors/Analysts	Media
Kenneth Lovik	Cheryl Lipp
Vice President, Investor Relations and	First Vice President, Communications Director
Corporate Development	(513) 979-5797
(513) 979-5837	cheryl.lipp@bankatfirst.com
kenneth.lovik@bankatfirst.com

FIRST FINANCIAL BANCORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share)
(Unaudited)

	Three months ended,
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2010	2009	2009	2009	2009

RESULTS OF OPERATIONS
Net interest income	$72,020	$73,182	$40,664	$31,209	$30,928
Net income	$11,598	$13,795	$225,566	$1,450	$5,735
Net income available to common shareholders	$9,733	$12,795	$224,566	$450	$5,157
Net earnings per common share - basic	$0.18	$0.25	$4.40	$0.01	$0.14
Net earnings per common share - diluted	$0.17	$0.25	$4.36	$0.01	$0.14
Dividends declared per common share	$0.10	$0.10	$0.10	$0.10	$0.10

KEY FINANCIAL RATIOS
Return on average assets	0.71%	0.80%	19.85%	0.15%	0.62%
Return on average shareholders' equity	6.67%	8.05%	186.11%	1.53%	6.63%
Return on average common shareholders' equity	6.01%	8.44%	221.29%	0.60%	7.67%
Return on average tangible common shareholders' equity	6.60%	9.37%	260.04%	0.66%	8.57%

Net interest margin	4.87%	4.63%	3.90%	3.60%	3.61%
Net interest margin (fully tax equivalent) (1)	4.89%	4.65%	3.93%	3.64%	3.65%

Ending equity as a percent of ending assets	10.54%	10.11%	9.24%	11.81%	9.29%
Ending common equity as a percent of ending assets	10.54%	8.92%	8.16%	9.74%	7.24%
Ending tangible common equity as a percent of:
Ending tangible assets	9.73%	8.10%	7.40%	9.06%	6.54%
Risk-weighted assets	16.95%	13.73%	13.26%	11.05%	8.38%

Average equity as a percent of average assets	10.56%	9.90%	10.66%	10.04%	9.29%
Average common equity as a percent of average assets	9.85%	8.76%	8.93%	7.98%	7.22%
Average tangible common equity as a percent of
average tangible assets	9.05%	7.96%	7.70%	7.27%	6.51%

Book value per common share	$11.98	$11.59	$11.52	$7.16	$7.36
Tangible book value per common share	$10.96	$10.43	$10.35	$6.61	$6.59

Tier 1 Ratio (2)	17.93%	16.74%	16.06%	14.77%	12.16%
Total Capital Ratio (2)	19.19%	17.99%	17.32%	16.02%	13.39%
Leverage Ratio (2)	10.10%	9.57%	14.41%	12.02%	9.51%

AVERAGE BALANCE SHEET ITEMS
Loans (3)	$2,849,562	$2,929,850	$2,886,729	$2,744,063	$2,717,097
Covered loans and FDIC indemnification asset	2,191,849	2,278,431	539,330	0	0
Investment securities	558,595	608,952	575,697	731,119	758,257
Interest-bearing deposits with other banks	394,741	447,999	136,210	8,614	7,291
Total earning assets	$5,994,747	$6,265,232	$4,137,966	$3,483,796	$3,482,645
Total assets	$6,671,071	$6,863,923	$4,508,809	$3,784,458	$3,777,510
Noninterest-bearing deposits	$774,393	$840,314	$554,471	$425,330	$416,206
Interest-bearing deposits	4,544,471	4,710,167	3,054,226	2,408,054	2,405,700
Total deposits	$5,318,864	$5,550,481	$3,608,697	$2,833,384	$2,821,906
Borrowings	$458,876	$471,916	$377,406	$542,578	$566,808
Shareholders' equity	$704,776	$679,840	$480,839	$379,944	$350,857

CREDIT QUALITY RATIOS (excluding covered assets)
Allowance to ending loans	2.01%	2.05%	1.94%	1.34%	1.33%
Allowance to nonaccrual loans	84.71%	82.77%	92.17%	102.81%	147.57%
Allowance to nonperforming loans	76.08%	76.25%	87.68%	102.27%	146.38%
Nonperforming loans to total loans	2.64%	2.69%	2.21%	1.31%	0.91%
Nonperforming assets to ending loans, plus OREO	3.27%	2.83%	2.36%	1.48%	1.04%
Nonperforming assets to total assets	1.41%	1.23%	0.94%	1.14%	0.75%
Net charge-offs to average loans (annualized)	2.00%	1.53%	1.31%	1.19%	0.55%

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate.  Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis.  Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons.  Management also uses these measures to make peer comparisons.
 (2) March 31, 2010 regulatory capital ratios are preliminary.
(3) Includes loans held for sale.

FIRST FINANCIAL BANCORP.
CONSOLIDATED QUARTERLY STATEMENTS OF INCOME

(Dollars in thousands)
(Unaudited)

	2010	2009
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Full Year	% Change Linked Qtr.	% Change Comparable Qtr.
Interest income
Loans, including fees	$79,338	$81,471	$46,811	$33,978	$33,657	$195,917	(2.6%)	135.7%
Investment securities
Taxable	5,396	6,422	6,241	8,023	8,690	29,376	(16.0%)	(37.9%)
Tax-exempt	235	320	352	386	434	1,492	(26.6%)	(45.9%)
Total investment securities interest	5,631	6,742	6,593	8,409	9,124	30,868	(16.5%)	(38.3%)
Other earning assets	5,590	5,132	1,311	0	0	6,443	8.9%	N/M
Total interest income	90,559	93,345	54,715	42,387	42,781	233,228	(3.0%)	111.7%

Interest expense
Deposits	15,648	17,207	11,490	9,080	9,803	47,580	(9.1%)	59.6%
Short-term borrowings	19	23	261	527	507	1,318	(17.4%)	(96.3%)
Long-term borrowings	2,557	2,611	1,977	1,251	1,306	7,145	(2.1%)	95.8%
Subordinated debentures and capital securities	315	322	323	320	237	1,202	(2.2%)	32.9%
Total interest expense	18,539	20,163	14,051	11,178	11,853	57,245	(8.1%)	56.4%
Net interest income	72,020	73,182	40,664	31,209	30,928	175,983	(1.6%)	132.9%
Provision for loan and lease losses	11,378	14,812	26,655	10,358	4,259	56,084	(23.2%)	167.2%
Net interest income after provision for loan and lease losses	60,642	58,370	14,009	20,851	26,669	119,899	3.9%	127.4%

Noninterest income
Service charges on deposit accounts	5,611	5,886	5,408	4,289	4,079	19,662	(4.7%)	37.6%
Trust and wealth management fees	3,545	3,584	3,339	3,253	3,289	13,465	(1.1%)	7.8%
Bankcard income	1,968	1,869	1,379	1,422	1,291	5,961	5.3%	52.4%
Net gains from sales of loans	169	341	63	408	384	1,196	(50.4%)	(56.0%)
Gains on sales of investment securities	0	0	0	3,349	0	3,349	N/M	N/M
Gain on acquisition	0	0	379,086	0	0	379,086	N/M	N/M
(Loss) income on preferred securities	(30)	(138)	154	112	11	139	(78.3%)	(372.7%)
Other	8,105	12,607	1,599	1,264	2,979	18,449	(35.7%)	172.1%
Total noninterest income	19,368	24,149	391,028	14,097	12,033	441,307	(19.8%)	61.0%

Noninterest expenses
Salaries and employee benefits	30,241	30,141	22,051	16,223	17,653	86,068	0.3%	71.3%
Net occupancy	8,122	7,290	3,442	2,653	2,817	16,202	11.4%	188.3%
Furniture and equipment	2,273	2,527	1,874	1,851	1,802	8,054	(10.1%)	26.1%
Data processing	1,232	890	973	794	818	3,475	38.4%	50.6%
Marketing	1,074	1,283	871	700	640	3,494	(16.3%)	67.8%
Communication	1,208	1,169	737	669	671	3,246	3.3%	80.0%
Professional services	1,743	2,605	1,220	1,254	953	6,032	(33.1%)	82.9%
State intangible tax	1,331	564	628	648	668	2,508	136.0%	99.3%
FDIC expense	2,010	1,529	1,612	3,424	282	6,847	31.5%	612.8%
Other	12,920	13,609	12,893	4,580	3,630	34,712	(5.1%)	255.9%
Total noninterest expenses	62,154	61,607	46,301	32,796	29,934	170,638	0.9%	107.6%
Income before income taxes	17,856	20,912	358,736	2,152	8,768	390,568	(14.6%)	103.6%
Income tax expense	6,258	7,117	133,170	702	3,033	144,022	(12.1%)	106.3%
Net income	11,598	13,795	225,566	1,450	5,735	246,546	(15.9%)	102.2%
Dividends on preferred stock	1,865	1,000	1,000	1,000	578	3,578	N/M	N/M
Net income available to common shareholders	$9,733	$12,795	$224,566	$450	$5,157	$242,968	(23.9%)	88.7%

ADDITIONAL DATA
Net earnings per common share - basic	$0.18	$0.25	$4.40	$0.01	$0.14	$5.40
Net earnings per common share - diluted	$0.17	$0.25	$4.36	$0.01	$0.14	$5.33
Dividends declared per common share	$0.10	$0.10	$0.10	$0.10	$0.10	$0.40

Return on average assets	0.71%	0.80%	19.85%	0.15%	0.62%	5.20%
Return on average shareholders' equity	6.67%	8.05%	186.11%	1.53%	6.63%	52.04%

Interest income	$90,559	$93,345	$54,715	$42,387	$42,781	$233,228	(3.0%)	111.7%
Tax equivalent adjustment	212	295	300	307	363	1,265	(28.1%)	(41.6%)
Interest income - tax equivalent	90,771	93,640	55,015	42,694	43,144	234,493	(3.1%)	110.4%
Interest expense	18,539	20,163	14,051	11,178	11,853	57,245	(8.1%)	56.4%
Net interest income - tax equivalent	$72,232	$73,477	$40,964	$31,516	$31,291	$177,248	(1.7%)	130.8%

Net interest margin	4.87%	4.63%	3.90%	3.60%	3.61%	4.05%
Net interest margin (fully tax equivalent) (1)	4.89%	4.65%	3.93%	3.64%	3.65%	4.08%

Full-time equivalent employees	1,466	1,390	1,150	1,048	1,063

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis.  Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons.  Management also uses these measures to make peer comparisons.

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)
(Unaudited)

	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	% Change	% Change Comparable
	2010	2009	2009	2009	2009	Linked Qtr.	Qtr.
ASSETS
Cash and due from banks	$308,330	$344,150	$243,924	$74,347	$72,508	(10.4%)	325.2%
Interest-bearing deposits with other banks	416,619	262,017	728,853	6,591	7,055	59.0%	N/M
Investment securities trading	0	200	338	184	72	(100.0%)	(100.0%)
Investment securities available-for-sale	430,519	471,002	523,355	528,179	732,868	(8.6%)	(41.3%)
Investment securities held-to-maturity	17,903	18,115	17,928	4,536	4,701	(1.2%)	280.8%
Other investments	87,029	89,830	87,693	27,976	27,976	(3.1%)	211.1%
Loans held for sale	3,243	8,052	2,729	6,193	6,342	(59.7%)	(48.9%)
Loans
Commercial	763,084	798,622	818,608	876,730	850,111	(4.4%)	(10.2%)
Real estate - construction	216,289	253,223	245,535	266,452	251,115	(14.6%)	(13.9%)
Real estate - commercial	1,091,830	1,079,628	1,037,121	988,901	859,303	1.1%	27.1%
Real estate - residential	306,769	321,047	331,678	337,704	360,013	(4.4%)	(14.8%)
Installment	78,682	82,989	86,940	88,370	91,767	(5.2%)	(14.3%)
Home equity	330,973	328,940	324,340	307,749	298,000	0.6%	11.1%
Credit card	27,960	29,027	27,713	27,023	26,191	(3.7%)	6.8%
Lease financing	15	14	19	25	45	7.1%	(66.7%)
Total loans, excluding covered loans	2,815,602	2,893,490	2,871,954	2,892,954	2,736,545	(2.7%)	2.9%
Covered loans	1,828,158	1,929,549	2,041,691	0	0	(5.3%)	N/M
Total loans	4,643,760	4,823,039	4,913,645	2,892,954	2,736,545	(3.7%)	69.7%
Less
Allowance for loan and lease losses	56,642	59,311	55,770	38,649	36,437	(4.5%)	55.5%
Net loans	4,587,118	4,763,728	4,857,875	2,854,305	2,700,108	(3.7%)	69.9%
Premises and equipment	115,836	107,351	106,401	86,216	85,385	7.9%	35.7%
Goodwill	51,908	51,908	51,908	28,261	28,261	0.0%	83.7%
Other intangibles	7,058	7,461	8,094	465	500	(5.4%)	1311.6%
FDIC indemnification asset	301,961	316,040	316,389	0	0	(4.5%)	N/M
Accrued interest and other assets	244,902	241,269	312,219	166,100	143,420	1.5%	70.8%
Total Assets	$6,572,426	$6,681,123	$7,257,706	$3,783,353	$3,809,196	(1.6%)	72.5%

LIABILITIES
Deposits
Interest-bearing	$1,042,790	$1,060,383	$1,105,450	$599,365	$622,263	(1.7%)	67.6%
Savings	1,303,737	1,231,081	1,135,308	657,300	705,229	5.9%	84.9%
Time	2,135,683	2,229,500	2,739,874	1,111,399	1,137,398	(4.2%)	87.8%
Total interest-bearing deposits	4,482,210	4,520,964	4,980,632	2,368,064	2,464,890	(0.9%)	81.8%
Noninterest-bearing	741,476	829,676	855,352	423,781	427,068	(10.6%)	73.6%
Total deposits	5,223,686	5,350,640	5,835,984	2,791,845	2,891,958	(2.4%)	80.6%
Short-term borrowings
Federal funds purchased and securities sold
under agreements to repurchase	38,443	37,430	35,763	206,777	162,549	2.7%	(76.3%)
Federal Home Loan Bank	0	0	65,000	125,000	160,000	N/M	(100.0%)
Other	0	0	0	25,000	40,000	N/M	(100.0%)
Total short-term borrowings	38,443	37,430	100,763	356,777	362,549	2.7%	(89.4%)
Long-term debt	394,404	404,716	410,356	135,908	136,832	(2.5%)	188.2%
Other long-term debt	20,620	20,620	20,620	20,620	20,620	0.0%	0.0%
Accrued interest and other liabilities	202,305	192,550	219,357	31,567	43,477	5.1%	365.3%
Total Liabilities	5,879,458	6,005,956	6,587,080	3,336,717	3,455,436	(2.1%)	70.2%

SHAREHOLDERS' EQUITY
Preferred stock	0	79,195	78,271	78,173	78,075	(100.0%)	(100.0%)
Common stock	581,747	490,532	490,854	490,292	394,887	18.6%	47.3%
Retained earnings	305,239	301,328	293,610	74,285	77,695	1.3%	292.9%
Accumulated other comprehensive loss	(9,091)	(10,487)	(6,659)	(10,700)	(8,564)	(13.3%)	6.2%
Treasury stock, at cost	(184,927)	(185,401)	(185,450)	(185,414)	(188,333)	(0.3%)	(1.8%)
Total Shareholders' Equity	692,968	675,167	670,626	446,636	353,760	2.6%	95.9%
Total Liabilities and Shareholders' Equity	$6,572,426	$6,681,123	$7,257,706	$3,783,353	$3,809,196	(1.6%)	72.5%

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
AVERAGE CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)
(Unaudited)

			Quarterly Averages
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2010	2009	2009	2009	2009
ASSETS
Cash and due from banks	$336,333	$274,601	$107,216	$72,402	$78,359
Interest-bearing deposits with other banks	394,741	447,999	136,210	8,614	7,291
Investment securities	558,595	608,952	575,697	731,119	758,257
Loans held for sale	2,292	2,936	2,629	5,942	5,085
Loans
Commercial	785,579	839,456	855,996	843,183	825,399
Real estate - construction	231,853	256,915	261,601	257,487	242,750
Real estate - commercial	1,079,577	1,048,650	1,002,073	869,985	858,403
Real estate - residential	309,104	333,858	333,981	348,834	372,853
Installment	79,437	87,825	87,506	89,857	94,881
Home equity	333,275	332,169	315,629	302,159	291,038
Credit card	28,430	28,025	27,292	26,577	26,641
Lease financing	15	16	22	39	47
Total loans, excluding covered loans	2,847,270	2,926,914	2,884,100	2,738,121	2,712,012
Covered loans	1,882,417	1,968,136	460,943	0	0
Total loans	4,729,687	4,895,050	3,345,043	2,738,121	2,712,012
Less
Allowance for loan and lease losses	59,891	54,164	42,034	36,644	37,189
Net loans	4,669,796	4,840,886	3,303,009	2,701,477	2,674,823
Premises and equipment	108,608	106,999	91,252	85,433	84,932
Goodwill	51,908	51,627	64,309	28,261	28,261
Other intangibles	7,431	7,885	2,553	489	982
FDIC indemnification asset	309,432	310,295	78,387	0	0
Accrued interest and other assets	231,935	211,743	147,547	150,721	139,520
Total Assets	$6,671,071	$6,863,923	$4,508,809	$3,784,458	$3,777,510

LIABILITIES
Deposits
Interest-bearing	$1,050,697	$1,093,735	$735,258	$630,885	$642,934
Savings	1,318,374	1,233,715	838,381	645,197	620,509
Time	2,175,400	2,382,717	1,480,587	1,131,972	1,142,257
Total interest-bearing deposits	4,544,471	4,710,167	3,054,226	2,408,054	2,405,700
Noninterest-bearing	774,393	840,314	554,471	425,330	416,206
Total deposits	5,318,864	5,550,481	3,608,697	2,833,384	2,821,906
Short-term borrowings
Federal funds purchased and securities sold
under agreements to repurchase	38,413	41,456	55,197	176,592	127,652
Federal Home Loan Bank	0	1,096	72,855	169,341	218,100
Other	0	0	22,826	39,836	56,078
Total short-term borrowings	38,413	42,552	150,878	385,769	401,830
Long-term debt	399,843	408,744	205,908	136,189	144,358
Other long-term debt	20,620	20,620	20,620	20,620	20,620
Total borrowed funds	458,876	471,916	377,406	542,578	566,808
Accrued interest and other liabilities	188,555	161,686	41,867	28,552	37,939
Total Liabilities	5,966,295	6,184,083	4,027,970	3,404,514	3,426,653

SHAREHOLDERS' EQUITY
Preferred stock	47,521	78,573	78,221	78,126	78,038
Common stock	549,428	490,889	490,596	418,086	394,500
Retained earnings	302,984	302,159	106,729	78,296	77,317
Accumulated other comprehensive loss	(9,873)	(6,372)	(9,290)	(7,936)	(10,677)
Treasury stock, at cost	(185,284)	(185,409)	(185,417)	(186,628)	(188,321)
Total Shareholders' Equity	704,776	679,840	480,839	379,944	350,857
Total Liabilities and Shareholders' Equity	$6,671,071	$6,863,923	$4,508,809	$3,784,458	$3,777,510

FIRST FINANCIAL BANCORP.
NET INTEREST MARGIN RATE / VOLUME ANALYSIS (1)

(Dollars in thousands)
(Unaudited)

	Quarterly Averages
	Mar. 31, 2010		Dec. 31, 2009		Mar. 31, 2009		Linked Qtr. Income Variance			Comparable Qtr. Income Variance
	Balance	Yield	Balance	Yield	Balance	Yield	Rate	Volume	Total	Rate	Volume	Total
Earning assets
Investment securities	$558,595	4.09%	$608,952	4.39%	$758,257	4.88%	$(467)	$(644)	$(1,111)	$(1,480)	$(2,013)	$(3,493)
Interest-bearing deposits with other banks	394,741	0.35%	447,999	0.18%	7,291	0.00%	189	(55)	134	6	336	342
Gross loans, including covered loans and indemnification asset (2)	5,041,411	6.80%	5,208,281	6.58%	2,717,097	5.02%	2,933	(4,742)	(1,809)	11,931	38,998	50,929
Total earning assets	5,994,747	6.13%	6,265,232	5.91%	3,482,645	4.99%	2,655	(5,441)	(2,786)	10,457	37,321	47,778

Nonearning assets
Allowance for loan and lease losses	(59,891)		(54,164)		(37,189)
Cash and due from banks	336,333		274,601		78,359
Accrued interest and other assets	399,882		378,254		253,695
Total assets	$6,671,071		$6,863,923		$3,777,510

Interest-bearing liabilities
Total interest-bearing deposits	$4,544,471	1.40%	$4,710,167	1.45%	$2,405,700	1.65%	$(628)	$(931)	$(1,559)	$(1,519)	$7,364	$5,845
Borrowed funds
Short-term borrowings	38,413	0.20%	42,552	0.21%	401,830	0.51%	(1)	(3)	(4)	(308)	(180)	(488)
Long-term debt	399,843	2.59%	408,744	2.53%	144,358	3.67%	61	(115)	(54)	(383)	1,634	1,251
Other long-term debt	20,620	6.20%	20,620	6.20%	20,620	4.66%	-	(7)	(7)	78	-	78
Total borrowed funds	458,876	2.56%	471,916	2.49%	566,808	1.47%	60	(125)	(65)	(613)	1,454	841
Total interest-bearing liabilities	5,003,347	1.51%	5,182,083	1.54%	2,972,508	1.62%	(568)	(1,056)	(1,624)	(2,132)	8,818	6,686

Noninterest-bearing liabilities
Noninterest-bearing demand deposits	774,393		840,314		416,206
Other liabilities	188,555		161,686		37,939
Shareholders' equity	704,776		679,840		350,857
Total liabilities & shareholders' equity	$6,671,071		$6,863,923		$3,777,510

Net interest income (1)	$72,020		$73,182		$30,928		$3,223	$(4,385)	$(1,162)	$12,589	$28,503	$41,092
Net interest spread (1)		4.62%		4.37%		3.37%
Net interest margin (1)		4.87%		4.63%		3.61%

(1) Not tax equivalent.
(2) Loans held for sale and nonaccrual loans are both included in gross loans.

FIRST FINANCIAL BANCORP.
CREDIT QUALITY
(excluding covered assets)

(Dollars in thousands)
(Unaudited)

	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2010	2009	2009	2009	2009

ALLOWANCE FOR LOAN AND LEASE LOSS ACTIVITY
Balance at beginning of period	$59,311	$55,770	$38,649	$36,437	$35,873
Provision for loan and lease losses	11,378	14,812	26,655	10,358	4,259
Gross charge-offs
Commercial	6,275	1,143	2,924	4,707	2,521
Real estate - construction	2,126	6,788	4,552	1,340	0
Real estate - commercial	3,932	1,854	927	1,351	382
Real estate - residential	534	262	471	351	231
Installment	414	449	315	304	400
Home equity	684	1,105	382	332	218
All other	520	454	492	386	308
Total gross charge-offs	14,485	12,055	10,063	8,771	4,060
Recoveries
Commercial	109	148	91	333	60
Real estate - construction	0	0	0	0	0
Real estate - commercial	12	360	167	14	16
Real estate - residential	3	3	2	20	2
Installment	160	195	205	203	254
Home equity	87	6	9	1	0
All other	67	72	55	54	33
Total recoveries	438	784	529	625	365
Total net charge-offs	14,047	11,271	9,534	8,146	3,695
Ending allowance for loan and lease losses	$56,642	$59,311	$55,770	$38,649	$36,437

NET CHARGE-OFFS TO AVERAGE LOANS AND LEASES (ANNUALIZED)
Commercial	3.18%	0.47%	1.31%	2.08%	1.21%
Real estate - construction	4.36%	10.48%	6.90%	2.09%	0.00%
Real estate - commercial	1.29%	0.57%	0.30%	0.62%	0.17%
Real estate - residential	1.13%	0.31%	0.56%	0.38%	0.25%
Installment	1.30%	1.15%	0.50%	0.45%	0.62%
Home equity	0.73%	1.31%	0.47%	0.44%	0.30%
All other	6.46%	5.40%	6.35%	5.00%	4.18%
Total net charge-offs	2.00%	1.53%	1.31%	1.19%	0.55%

COMPONENTS OF NONPERFORMING LOANS, NONPERFORMING ASSETS, AND UNDERPERFORMING ASSETS
Nonaccrual loans
Commercial	$21,572	$13,756	$13,244	$8,100	$8,412
Real estate - construction	17,710	35,604	26,575	11,936	240
Real estate - commercial	21,196	15,320	12,407	10,130	9,170
Real estate - residential	4,116	3,993	5,253	4,897	4,724
Installment	365	660	493	394	464
Home equity	1,910	2,324	2,534	2,136	1,681
All other	0	0	0	0	0
Total nonaccrual loans	66,869	71,657	60,506	37,593	24,691
Restructured loans	7,584	6,125	3,102	197	201
Total nonperforming loans	74,453	77,782	63,608	37,790	24,892
Other real estate owned (OREO)	18,087	4,145	4,301	5,166	3,513
Total nonperforming assets	92,540	81,927	67,909	42,956	28,405
Accruing loans past due 90 days or more	286	417	308	318	255
Total underperforming assets	$92,826	$82,344	$68,217	$43,274	$28,660
Total classified assets	$171,112	$163,451	$137,288	$106,315	$79,256

CREDIT QUALITY RATIOS (excluding covered assets)
Allowance for loan and lease losses to
Nonaccrual loans	84.71%	82.77%	92.17%	102.81%	147.57%
Nonperforming loans	76.08%	76.25%	87.68%	102.27%	146.38%
Total ending loans	2.01%	2.05%	1.94%	1.34%	1.33%
Nonperforming loans to total loans	2.64%	2.69%	2.21%	1.31%	0.91%
Nonperforming assets to
Ending loans, plus OREO	3.27%	2.83%	2.36%	1.48%	1.04%
Total assets	1.41%	1.23%	0.94%	1.14%	0.75%

FIRST FINANCIAL BANCORP.
CAPITAL ADEQUACY

(Dollars in thousands)
(Unaudited)

	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2010	2009	2009	2009	2009
PER COMMON SHARE
Market Price
High	$19.00	$15.48	$12.07	$11.92	$12.10
Low	$13.89	$11.83	$7.52	$7.35	$5.58
Close	$17.78	$14.56	$12.05	$7.53	$9.53

Average common shares outstanding - basic	55,161,551	51,030,661	51,027,887	40,734,254	37,142,531
Average common shares outstanding - diluted	56,114,424	51,653,562	51,457,189	41,095,949	37,840,954
Ending common shares outstanding	57,833,969	51,433,821	51,431,422	51,434,346	37,474,422

REGULATORY CAPITAL	Preliminary
Tier 1 Capital	$670,620	$654,104	$644,988	$454,243	$358,834
Tier 1 Ratio	17.93%	16.74%	16.06%	14.77%	12.16%
Total Capital	$717,939	$703,202	$695,420	$492,696	$395,271
Total Capital Ratio	19.19%	17.99%	17.32%	16.02%	13.39%
Total Capital in excess of minimum
requirement	$418,661	$390,554	$374,219	$246,613	$159,133
Total Risk-Weighted Assets	$3,740,979	$3,908,105	$4,015,018	$3,076,042	$2,951,721
Leverage Ratio	10.10%	9.57%	14.41%	12.02%	9.51%

OTHER CAPITAL RATIOS
Ending shareholders' equity to ending
assets	10.54%	10.11%	9.24%	11.81%	9.29%
Ending common shareholders' equity
to ending assets	10.54%	8.92%	8.16%	9.74%	7.24%
Ending tangible shareholders' equity
to ending tangible assets	9.73%	9.30%	8.48%	11.14%	8.60%
Ending tangible common shareholders'
equity to ending tangible assets	9.73%	8.10%	7.40%	9.06%	6.54%
Average shareholders' equity to
average assets	10.56%	9.90%	10.66%	10.04%	9.29%
Average common shareholders' equity
to average assets	9.85%	8.76%	8.93%	7.98%	7.22%
Average tangible shareholders' equity
to average tangible assets	9.77%	9.12%	9.46%	9.35%	8.59%
Average tangible common shareholders'
equity to average tangible assets	9.05%	7.96%	7.70%	7.27%	6.51%